                                                                    Exhibit 23.3

         With respect to the Registration Statements on Form S-3 No.'s 33-16239
and 333-71 and Registration Statements on Form S-8 No.'s 33-49889 and 333-36202
filed by Kaiser Aluminum Corporation, a Delaware corporation (the "Registration
Statements"), we hereby consent to the use of our name, and to references to advice rendered by our firm, incorporated by reference into the Registration
Statements from Kaiser Aluminum Corporation's Annual Report on Form 10-K for the
year ended December 31, 2001, under the headings (i) Management's Discussion and
Analysis of Financial Condition and Results of Operations - Liquidity and
Capital Resources - Commitments and Contingencies, and (ii) Note 12 of Notes to
the Consolidated Financial Statements.

                                    HELLER EHRMAN WHITE & McAULIFFE

                                /S/ Heller Ehrman White & McAuliffe

April 8, 2002